EXHIBIT 99.4

Coca-Cola Enterprises Inc.

20__ Restricted Stock Award

Restricted Stock Award Recipient:        _____________

Number of Shares Awarded:                  _____________

Performance Condition to Vesting:       _____________

Service Condition to Vesting:               _____________

Coca-Cola Enterprises (the “Company”) has made an award of restricted stock to reward the efforts, and encourage the continued service of certain of its key employees. We are pleased to advise you that you are receiving an award of restricted stock, subject to the terms and conditions explained in this award document.

1.

Restricted Stock Award. A share of restricted stock represents an actual share of common stock of the Company. The ownership of your restricted stock will be recorded in your name in the Company’s shareowner records once you mail or fax the signed copy of the enclosed Stock Power to the Company, as provided in Paragraph 6, below.

2.

Ownership Rights. As of the date this award is recorded, you will have the rights of ownership with respect to the shares, except such shares cannot be sold, pledged or transferred until the restrictions are removed. These shares are, however, subject to forfeiture, as described in this award document.

As long as you own the shares, you are entitled to vote shares of restricted stock and to receive any dividends paid on the shares. (You may contact Shareowner Relations at (770) 989-3796 if you wish to have these dividends applied to purchase additional shares of the Company’s stock through the Company’s Dividend Reinvestment Plan.)

3.

Vesting in 20__ Restricted Stock Award. Your shares of restricted stock under the 20__ award will become vested upon satisfaction of the vesting conditions specified above or upon your death or Disability. Further, in the event of a Change in Control of the Company (as defined in the 2004 Stock Award Plan) during your employment, any unvested shares shall vest immediately.

4.

Effect of Termination of Employment. If your employment with the Company or an Affiliated Company terminates prior to the date this award’s service condition is satisfied (on account of any reason other than your death or disability), one-hundred percent (100%) of this award will be forfeited as of the date of your termination. If your employment terminates after the date this award’s service condition is satisfied, any portion of your award for which the performance condition has not been met will be forfeited.

5.	Definitions. For purposes of this award:

a.	“Disability” shall be determined according to the definition of “disability,” in effect at the time of the determination, in the Coca-Cola Enterprises Inc. Employees’ Pension Plan.

b.

“Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (2) the Company agrees to this subsequent employment.

6.

Acceptance of this Award. This Award is made under the 2004 Stock Award Plan (the “Plan”), the terms of which are incorporated by reference. Your execution and return of the enclosed Stock Power indicates your acceptance of this award and the terms and conditions of the Plan and as well as those described in this award document.

7.

Tax Obligations. The information provided in the tax exhibit summarizes the tax consequences associated with the transfer of restricted stock. As you will wish to consider these tax rules in conjunction with your own financial situation, the Company recommends that you consult your financial advisor about these tax rules.

By accepting this award, you are agreeing to be responsible for any required minimum tax withholding obligations that may occur when your shares vest. In the event you have not satisfied these tax obligations before the Company must forward them to the appropriate tax authorities, the Company may take any of the following actions: withhold from your award the number of shares necessary to satisfy the tax obligations, retain custody of your shares until you have reimbursed the Company for the amounts paid on your behalf, or take deductions from any kind or payment otherwise due you until the tax obligations are satisfied.

8.

Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its respective terms and conditions, as well as the terms of this award. To the extent any provision of this award is inconsistent with or in conflict with the any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

COCA-COLA ENTERPRISES INC. STOCK PLAN ADMINISTRATOR P.O. BOX 723040 USA, ATLANTA, GA 31139-0040 (Phone) 770-989-3000 (Fax) 770-989-3597